For more information contact:

Investors
Suzanne DuLong
+1 (206) 272-7049
s.dulong@f5.com

Media
Rob Gruening
+1 (206) 272-6208
r.gruening@f5.com
F5 Adds Microsoft’s James Phillips to Board of Directors

SEATTLE, WA – January 10, 2022 - F5, Inc. (NASDAQ: FFIV) today announced the appointment of James Phillips, President, Digital Transformation Platform Group at Microsoft, to its board of directors. Phillips, 55, joins F5’s board effective January 5, 2022, and will sit on F5’s Nominating and Environmental, Social and Governance (ESG) Committee.
“James’ deep technology and software expertise and his visibility into digital transformation trends on a global scale will bring valuable insights and perspectives for F5 and our board,” said Alan Higginson, chairman of the board of F5. “James also brings significant leadership, integration, and capital markets experience to the board, all valuable competencies as we continue to grow and scale F5.”
In his current role, Phillips leads Microsoft’s Digital Transformation Platform Group, a product development organization with more than 15,000 global team members. His team builds and operates Microsoft’s business applications and services; and the application, integration, data and intelligence platforms beneath them – collectively powering the digital transformation initiatives of some of the world’s largest organizations. His product portfolio includes Dynamics 365, Power Platform, Azure AI Platform, Azure Data Platform, and the Azure IoT Platform.
Phillips joined Microsoft in 2012 as a strategy advisor to Satya Nadella, then president of Microsoft’s Cloud and Enterprise division. Prior to joining Microsoft, Phillips co-founded and served as CEO of multiple software companies; held engineering, product management, corporate development, and marketing leadership roles at Intel, VMware, and Synopsys; and spent two years as a technology investment banker with UBS PaineWebber advising public and private software companies on M&A strategy and execution.
Phillips holds a BS in Mathematics from Louisiana State University and earned his MBA, with honors, from the University of Chicago Booth School of Business.
F5’s board is committed to adding strong new voices through transformation. With Phillips’ appointment, F5’s board expands to 11 members, 10 of whom are independent. F5 has a diverse board including three directors who are women, and an additional four directors that identify as racially or ethnically diverse, with one identifying as African American or Black, two identifying as Asian, and one identifying as Hispanic or Latinx.
About F5
F5 (NASDAQ: FFIV) is a multi-cloud application security and delivery company that enables our customers—which include the world’s largest enterprises, financial institutions, service providers, and governments—to bring extraordinary digital experiences to life. For more information, go to f5.com. You can also follow @F5 on Twitter or visit us on LinkedIn and Facebook for more information about F5, its partners, and technologies.
F5 is a trademark, service mark, or tradename of F5, Inc., in the U.S. and other countries. All other product and company names herein may be trademarks of their respective owners.
Source: F5, Inc.